EXHIBIT 99.1

October 1, 2007	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS PROMOTES KARYL H. LAUDER AND VANDY T. DAVIS
THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) has promoted two executives within its accounting team. Karyl H. Lauder has been promoted to vice president and chief accounting officer and Vandy T. Davis has been promoted to vice president and corporate controller.
     Both Lauder and Davis have 29 years with Flowers Foods in the areas of accounting and financial reporting. They will report to R. Steve Kinsey, who was appointed senior vice president and chief financial officer on August 27, 2007, following the retirement of former CFO Jimmy M. Woodward.
     As vice president and chief accounting officer, Karyl Lauder will serve as a key advisor to Flowers Foods’ senior management as well continue to develop and direct the company’s accounting policy and procedures.
     “Karyl has almost three decades of knowledge and experience, making her an invaluable member of our team,” said CFO Kinsey. “She has demonstrated leadership ability and has contributed greatly to the success of the company. Among her key accomplishments are the development of a centralized center to handle the company’s accounts payables and receivables, the creation of controllerships at Flowers subsidiaries, and her contributions to the successful implementation of our information system.”
     Lauder’s career with Flowers began in 1978, when she joined the office of the company’s bakery in Jacksonville, Fla. She has served as controller at numerous Flowers bakeries and as controller at both the regional and operating group level. Since 2003, Lauder has served as vice president and operations controller for Flowers Foods. She holds a bachelor’s degree in accounting from Georgia Southern University in Statesboro.
     As vice president and corporate controller, Vandy Davis will administer accounting and financial reporting policy and develop strategic direction for the company in this area.
     On Davis’ promotion, Kinsey noted, “Vandy has substantial experience in administering accounting policy and considerable knowledge of financial reporting, making him a valuable asset to the company. Flowers has benefited from his many contributions over the years, especially as the company has implemented new accounting and reporting procedures.”
     Davis joined Flowers in 1978 as a staff accountant and during his career has held several accounting positions, including director of financial reporting. Since 2005, he has served as assistant corporate controller for Flowers Foods. He is a certified public accountant and holds a bachelor’s degree in accounting from Georgia Southern University in Statesboro.

     Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries and produces a wide range of bakery products marketed throughout the Southeastern, Southwestern, mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. The company’s top brands are Nature’s Own, Cobblestone Mill, Whitewheat, Mrs. Freshley’s and Blue Bird. For more information, visit www.flowersfoods.com.

Contact:	Marta J. Turner, Senior Vice President of Corporate Relations, (229) 227-2348 Mary A. Krier, Vice President of Corporate Communications, (229) 227-2333
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